Exhibit 99.1

Exhibit 99.1 Earnings Press Release, dated May 14, 2025

SKYX Reports Record First Quarter 2025 of $20.1 Million Compared to $18.9 Million for First Quarter 2024 as it Continues to Grow its Market Penetration of its Advanced and Smart Platform Products in the U.S and Canadian Markets

Company Expects Significant Projects and Orders that will Enable it to Become Cash Flow Positive in Second Half of 2025

General and Administrative Expenses Decreased by 17% as Compared to the First Quarter of 2024 and Gross Margin and Gross Profit Improvement by 4.8% and 2% in the First Quarter of 2025 Sequentially from the Fourth Quarter of 2024

SKYX Announces Approximately $4 million in Recent Preferred Stock Funding Representing $2 Per Share from Strategic Investors in a Round Totaling $15 million Led by Global Marriott Hotels Chain Owner, The Shaner Group

SKYX’s Safety Code Standardization Team is Receiving Support from a Significant Prominent Leader with its Government Safety Organization Process for a Safety Mandatory Standardization of its Electrical Ceiling Outlet/Receptacle Technology

MIAMI, FL – May 14, 2025 – SKYX Platforms Corp. (NASDAQ: SKYX) (d/b/a SKYX Technologies) (the “Company” or “SKYX”), a highly disruptive platform technology company with over 97 pending and issued patents globally and over 60 lighting and home décor websites, with a mission to make homes and buildings become safe and smart as the new standard, today reported its financial and operational results for the First quarter ended March 31, 2025.

First Quarter 2025 Highlights and Recent Events

●	Generated record First quarter 2025 revenues of 20.1 million compared to $18.9 million for the First quarter of 2024.
●	As of March 31, 2024, Company reported $12.3 million in cash, cash equivalents, and restricted cash, as compared to $15.5 million as of March 31, 2024.
●	SKYX has recently secured $4 million in additional equity, mainly through preferred stock investment representing $2.00 per share of common stock with no warrants part of a broader financing round totaling approximately $15 million to date, led by The Shaner Group, owner and developer of more than 70 hotels worldwide.
●	The $15 million broader round included substantial participation from company insiders, including SKYX President Steve Schmidt and Co-CEOs Lenny Sokolow and John Campi, underscoring their continued confidence in SKYX’s strategic vision and growth trajectory.
●	As common with companies such as ours when sales are converted into cash rapidly, often referred to as the “Dell Working Capital Model”, the Company leverages its trades payable to finance its operations, to enhance its cash position and to lower its cost of capital.
●	Management emphasizes that it has sufficient cash to achieve its goals including being cash flow positive in 2025.
●	Company reported a reduction in General and Administrative expenses 17% by $1.3 million to $6.6 million in the First quarter of 2025 from $7.9 million in the First quarter of 2024.
●	Company’s gross margin and gross profit for the First quarter ending March 31, 2025, increased sequentially by 4.8 % and 2% to $5.7 million compared to the quarter ending December 31, 2024.
●	Net loss per share decreased by $0.01 to ($0.09) per share in the first quarter of 2025 compared to ($0.10) in the first quarter of 2024. Adjusted EBITDA loss per share, a non-GAAP measure, decreased to $(0.04) per share in the first quarter of 2025, as compared to $(0.05) per share, in the first quarter of 2024.
●	The Company continues to grow its market penetration of its advanced and smart plug & play products and expects its products to be in 30,000 U.S. and Canadian homes by the end of the Second quarter of 2025.
●	Company expects its products to be in tens of thousands additional homes in the second half 2025.
●	Company expects to continue increasing units and grow its revenue to pro and builder segments.

●	The Company announced a U.S. strategic manufacturing partnership with Profab Electronics, a premier electronic contract manufacturer based in Pompano Beach, Florida. This collaboration marks a significant step forward in SKYX’s commitment to building a resilient, efficient, and localized supply chain for its innovative product lines. This in addition to manufacturing collaborations in Vietnam, Taiwan, China and Cambodia.
●	Company strongly believes its products can save insurance companies many billions of dollars annually by reducing fires, ladder falls, and electrocutions among other things. Management expects that once it completes an entire range and variations of its safe plug & play products it will start being recommended by insurance companies.
●	SKYX’s technologies provide opportunities for recurring revenues through interchangeability, upgrades, monitoring, and subscriptions. Company is focused on the “Razor & Blades” model and its product range includes its advanced ceiling electrical outlet (Razor) and its advance and smart home plug & play products (Blades) including its advance and smart home plug & play platform products, lighting, recessed lights, down lights, EXIT signs, emergency lights, ceiling fans, chandeliers/pendants, holiday/kids/themes lights, indoor/outdoor wall lights among other. Company’s plug & play technology enables an installation of lighting, fans, and smart home products in high-rise buildings and hotels within days rather than months.
●	Company’s total addressable market (TAM) in the U.S. is roughly $500 billion with over 4.2 billion ceiling applications in the U.S. alone. Expected revenue streams from retail and professional segments include product sales, royalties, licensing, subscription, monitoring, and sale of global country rights.
●	Company continues to utilize its e-commerce platform of over 60 websites for lighting and home décor to educate and enhance its market penetration to both retail and professional segments.

Market Acceptance and Recent Events:

●	In addition to selling product on its 60 websites, SKYX collaborates with Home Depot for its Advanced and Smart Plug & Play Products for both retail and professional segments. SKYX’s product offering will include a variety of its Advanced and Smart Plug & Play Products including Retrofit Kits, Smart Light Fixtures, Smart Ceiling Fans, Ceiling Outlet Receptacles, Recessed Lights and more.
●	Company collaborates with Wayfair for Its Advanced and Smart Plug & Play Products for both retail and professional segments. SKYX’s product offering will include a variety of its advanced and Smart Plug & Play products including Retrofit Kits, Smart Light Fixtures, Smart Ceiling Fans, Ceiling Outlet Receptacles, Recessed Lights and more.
●	SKYX collaborates with U.S. and world leading lighting companies including Kichler Quoizel, European leading company, EGLO, and worlding lighting manufacturer Ruee.
●	Collaborated with Cavco Homes, a leading U.S. prefabricated home manufacturer, for integrating our advanced and smart plug & play technologies into Cavco’s high-end premium homes shown at the builder show. Cavco is a public company that has sold nearly one million homes and continues to deliver close to 20,000 annually.
●	Three luxury developments by Forte Developments, including an 80-story high-rise in Miami’s Brickell District and projects in Clearwater Beach and Jupiter, Florida, will feature SKYX’s technology. More than 12,000 smart plug & play products, including ceiling outlets, lighting, fans, and emergency fixtures, will be supplied across 400+ units. A 1,000-unit mixed-use development by Jeremiah Baron Companies will incorporate smart plug & play technologies, with 140 units receiving initial product supply. This product rollout will include ceiling outlets, lighting, fans, and emergency fixtures, with deliveries continuing throughout construction.
●	A strategic partnership with JIT Electrical Supply, a leading builder supplier, will expand SKYX’s footprint in electrical, lighting, and ceiling fan markets. JIT, which has supplied over 100,000 U.S. homes, will distribute SKYX’s lighting solutions, ceiling fans, recessed lights, emergency lights, exit signs, and indoor/outdoor wall lights beginning early 2025.
●	Huey Long, former Amazon E-Commerce Director and executive at Walmart and Ashley Furniture, has joined as head of SKYX’s e-commerce platform. He will collaborate with the existing team to expand market penetration across 60 lighting and home décor websites and other key e-commerce channels in the U.S. and Canada.
●	Greg St. John, former Home Depot lighting head and CEO of Eglo and Cordelia Lighting, has been appointed President of Lighting, Fans, and Smart Home Products. With 30+ years of industry experience, he will lead expansion efforts in retail, homebuilder, and commercial markets, overseeing partnerships with Home Depot, Wayfair, and other major retailers.

Safety Standardization Mandatory Code / Insurance Specification and Recommendation

●	SKYX's Safety Code Standardization Team is receiving support from a new significant prominent leader with its government safety organization process for a safety mandatory standardization of its electrical ceiling outlet/receptacle technology.
●	SKYX’s code team, led by industry veterans Mark Earley, former head of the National Electrical Code (NEC), and Eric Jacobson, former President and CEO of the American Lighting Association (ALA). Company’s safety Code Standardization team believes it will achieve assistance from additional safety organizations with its code mandatory safety standardization efforts based on the product’s significant safety aspects. Mr. Earley and Mr. Jacobson were instrumental in numerous code and safety changes in both the electrical and lighting industries. Both strongly believe that, in light of the Company’s standardization progress including its product specification approval voting for by ANSI / NEMA (American National Standardization Institute / National Electrical Manufacturers Association) and being voted into 10 segments in the NEC Code Book, it has met the necessary safety conditions for becoming a ceiling safety standardization requirement for homes and buildings.
●	Insurance Companies. Company strongly believes its products can save insurance companies many billions of dollars annually by reducing fires, ladder falls, and electrocutions among other things. Management expects that once it completes an entire range and variations of its safe advanced plug & play products it will start being recommended by insurance companies.

Select First Quarter 2025 Financial Results

Revenue in the First quarter of 2025 increased 6% to a $20.1million, including E-commerce sales as well as smart and standard plug and play products, as compared to $18.9 million in the First quarter of 2024.

The gross margin and gross profit for the First quarter ending March 31, 2025, increased sequentially by 4.8% and 2% to $5.7 million compared to the fourth quarter ending December 31, 2024.

Net cash used in operating activities for the First quarter ending March 31, 2025, decreased sequentially by 29% to $4.3 million compared to $6.1 million in the Fourth quarter of 2024.

Reported $12.3 million in cash, cash equivalents, and restricted cash, as of March 31, 2025, as compared to $15.5 million as of March 31, 2024. As common with companies such as ours when their sales are converted into cash rapidly, often referred to as the “Dell Working Capital Model”, we leverage our trades payable to finance our operations to enhance our cash position and lower our cost of capital.

Recently secured $4 million in additional equity, mainly through preferred stock investment representing $2.00 per share of common stock with no warrants. This part of broader financing round totaling approximately $15 million to date, led by The Shaner Group, owner and developer of more than 70 hotels worldwide as well as SKYX’s President Steve Schmidt and Co-CEOs Lenny Sokolow and John Campi, underscoring their continued confidence in SKYX’s strategic vision and growth trajectory.

For the First quarter of 2025 Adjusted EBITDA loss, which is the loss before interest, taxes, depreciation, and amortization, as adjusted for share-based payments, a non-GAAP measure, decreased to $3.6 million, or $(.04) per share, as compared to $4.5 million, or $(.05) per share, in the First quarter of 2024.

The Company’s financial statements for the quarter ended March 31, 2025, will be filed with the SEC and are available on the Company’s investor relations website. https://ir.skyplug.com/sec-filings/

Management Commentary

Company’s Management, Board members, and Senior Advisors include former CEO’s and executives from Fortune 100 companies including Nielsen, Microsoft, Disney, GE, Home Depot, Office Depot, Chrysler, among others.

Although the First quarter of 2025 reflected expected tempered revenues following traditionally stronger calendar fourth-quarter sales, the Company generated record First quarter 2025 revenues of $20.1 million as compared to $18.9 million for the First quarter of 2024.

The First quarter of 2025 was highlighted by our continued market acceptance and positioning that includes our previously announced collaboration with Home Depot and Wayfair which we believe can be significant for our growth to both retail and professional markets. Additionally, the Ruee Appliances collaboration will assist us with product variety, gross margins, future distribution channels, and sales and marketing programs with key stakeholders in such channels. We believe we have accelerated our cadence of sales, notably managing our cash burn, while our e-commerce platform with over 60 websites is providing additional cash flow to the Company, which, when combined with our existing cash enhanced by our approximately $15 Million equity raises between in October 2024 and May 2025, enhances our cash position to continue executing our business plan. We believe we will be cash flow positive during 2025.

We are encouraged by our path to the builder/commercial segments, large online and brick-and-mortar retail partners as well as our future potential to realize incremental licensing, subscription, and AI/data aggregation revenues.

Furthermore, our e-commerce website platform with 60 websites enhances the acceleration of marketing, distribution channels, collaborations, licensing and sales to both professional and retail segments. Our websites include banners, videos, and educational materials regarding the simplicity, cost savings, timesaving, and lifesaving aspects of the Company’s patented technologies.

We believe we have accelerated our pace of sales with a robust gross margin profile, notably managing the cash burn of SKYX. Our e-commerce platform with over 60 websites is expected to continue providing additional cash flow to the Company.

About SKYX Platforms Corp.

As electricity is a standard in every home and building, our mission is to make homes and buildings become safe-advanced and smart as the new standard. SKYX has a series of highly disruptive advanced-safe-smart platform technologies, with over 97 U.S. and global patents and patent pending applications. Additionally, the Company owns over 60 lighting and home decor websites for both retail and commercial segments. Our technologies place an emphasis on high quality and ease of use, while significantly enhancing both safety and lifestyle in homes and buildings. We believe that our products are a necessity in every room in both homes and other buildings in the U.S. and globally. For more information, please visit our website at https://skyplug.com/ or follow us on LinkedIn.

Forward-Looking Statements

Certain statements made in this press release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “can,” “could,” “continue,” “estimate,” “expect,” “evaluate,” “forecast,” “guidance,” “intend,” “likely,” “may,” “might,” “objective,” “ongoing,” “outlook,” “plan,” “potential,” “predict,” “probable,” “project,” “seek,” “should,” “target” “view,” “will,” or “would,” or the negative thereof or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. These statements reflect the Company’s reasonable judgment with respect to future events and are subject to risks, uncertainties and other factors, many of which have outcomes difficult to predict and may be outside our control, that could cause actual results or outcomes to differ materially from those in the forward-looking statements. Such risks and uncertainties include statements relating to the Company’s ability to successfully launch, commercialize, develop additional features and achieve market acceptance of its products and technologies and integrate its products and technologies with First-party platforms or technologies; the Company’s efforts and ability to drive the adoption of its products and technologies as a standard feature, including their use in homes, hotels, offices and cruise ships; the Company’s ability to capture market share; the Company’s estimates of its potential addressable market and demand for its products and technologies; the Company’s ability to raise additional capital to support its operations as needed, which may not be available on acceptable terms or at all; the Company’s ability to continue as a going concern; the Company’s ability to execute on any sales and licensing or other strategic opportunities; the possibility that any of the Company’s products will become National Electrical Code (NEC)-code or otherwise code mandatory in any jurisdiction, or that any of the Company’s current or future products or technologies will be adopted by any state, country, or municipality, within any specific timeframe or at all; risks arising from mergers, acquisitions, joint ventures and other collaborations; the Company’s ability to attract and retain key executives and qualified personnel; guidance provided by management, which may differ from the Company’s actual operating results; the potential impact of unstable market and economic conditions, including recent measures adopted by the federal government, on the Company’s business, financial condition, and stock price; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including its periodic reports on Form 10-K and Form 10-Q. There can be no assurance as to any of the foregoing matters. Any forward-looking statement speaks only as of the date of this press release, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. federal securities laws.

Non-GAAP Financial Measures

Management considers earnings (loss) before interest, taxes, depreciation and amortization, or EBITDA, as adjusted, an important indicator in evaluating the Company’s business on a consistent basis across various periods. Due to the significance of non-recurring items, EBITDA, as adjusted, enables management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not part of the Company’s core operations, such as interest expense and amortization expense associated with intangible assets, or items that do not involve a cash outlay, such as share-based payments and non-recurring items, such as transaction costs. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income (loss), net income (loss) and cash flows used in operating activities. This non-GAAP financial measure excludes significant expenses that are required by GAAP to be recorded in the Company’s financial statements and is subject to inherent limitations. Investors should review the reconciliation of this non-GAAP financial measure to the comparable GAAP financial measure. Investors should not rely on any single financial measure to evaluate the Company’s business.

Investor Relations Contact:

Jeff Ramson

PCG Advisory

jramson@pcgadvisory.com

SKYX PLATFORMS CORP.

Consolidated Balance Sheets

	(Unaudited) March 31, 2025	(Audited) December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$9,442,253	$12,639,441
Accounts receivable	2,811,322	2,415,314
Inventory, net	3,680,296	3,785,346
Deferred cost of revenues	281,661	223,214
Prepaid expenses and other assets	2,034,854	1,311,135
Total current assets	18,250,386	20,374,450

Other assets:
Property and equipment, net	1,692,598	1,349,993
Restricted cash	2,861,054	2,861,054
Right of use assets	19,232,403	19,750,030
Intangibles, definite life	4,770,286	5,189,713
Goodwill	16,157,000	16,157,000
Other assets	204,807	204,807
Total other assets	44,918,148	45,512,597

Total Assets	$63,168,534	$65,887,047

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities:
Accounts payable and accrued expenses	$15,038,302	$13,083,321
Accounts payable and accrued expenses-related party	169,650	151,900
Notes payable, current	4,022,953	4,011,168
Operating lease liabilities, current	2,415,346	2,350,868
Royalty obligation	800,000	800,000
Deferred revenues	1,894,445	1,495,846
Convertible notes, current-related parties	950,000	950,000
Convertible notes, current	3,292,408	3,292,408

Total current liabilities	28,583,104	26,135,511

Long term liabilities:
Long term accounts payable and accrued expenses	1,139,018	1,044,708
Notes payable	370,436	504,129
Operating lease liabilities	19,747,098	20,376,498
Convertible notes	8,151,272	7,872,773
Royalty obligations	900,000	900,000

Total long-term liabilities	30,307,824	30,698,108

Total liabilities	58,890,928	56,833,619
Mezzanine equity
Series A Preferred Stock-shares authorized 400,000, outstanding 200,000 and 200,000	5,000,000	5,000,000

Stockholders’ Equity (Deficit):
Series A-1 Preferred Stock-shares authorized 400,000, outstanding 260,000 and 240,000	6,500,000	6,000,000

Common stock and additional paid-in-capital: shares authorized 500,000,000 outstanding 104,952,630 and 103,358,975	183,832,707	179,837,253
Accumulated deficit	(191,055,101)	(181,783,825)

Total stockholders’ equity (deficit)	(722,394)	4,053,428

Total Liabilities and Stockholders’ Equity (Deficit)	$63,168,534	$65,887,047

SKYX Platforms Corp.

Consolidated Statements of Operations

(Unaudited)

	For the three months ended ,
	March 31, 2025	March 31, 2024
Revenue	$20,113,938	$18,977,821

Operating Costs
Cost of revenues	14,402,488	13,399,771
Selling and marketing expenses	6,827,420	6,526,816
General and administrative expenses	6,597,055	7,939,581
Total operating expenses, net	27,826,963	27,866,168

Loss from operations	(7,713,025)	(8,888,347)
Other income / (expense)
Interest expense, net	(1,321,353)	(770,104)
Interest expense, net related parties	(17,750)	(17,750)

Total other expense, net	(1,339,103)	(787,854)

Net loss	(9,052,128)	(9,676,201)

Preferred dividends - related party	(10,000)	-
Preferred dividends	(209,148)	-

Net loss attributed to common stockholders	$(9,271,276)	$(9,676,201)

Net loss per share - basic and diluted	$(0.09)	$(0.10)

Weighted average number of common shares outstanding - basic and diluted	103,548,494	95,091,003

SKYX Platforms Corp.

Consolidated Statements of Stockholders’ Equity (Deficit)

(Unaudited)

	For the three months ended
	March 31, 2025	March 31, 2024
Shares of preferred stock ( Series A-1)
Balance, beginning of period	240,000	-
Conversion to common stock	(20,000)	-
Preferred stock issued pursuant to offerings	40,000	-
Balance, end of period	260,000	-

Preferred stock (Series A-1)
Balance, beginning of period	$6,000,000	$-
Conversion to common stock	(500,000)	-
Preferred stock issued pursuant to offerings	1,000,000	-
Balance, end of period	$6,500,000	$-

Shares of common stock
Balance, beginning of period	103,358,975	93,473,433
Common stock issued pursuant to offerings	223,756	2,733,361
Common stock issued pursuant to conversion of preferred stock and dividends	251,935	-
Common stock issued pursuant to services	1,117,964	890,103
Balance, end of period	104,952,630	97,096,897

Common stock and paid-in capital
Balance, beginning of period	$179,837,253	$162,025,024
Common stock issued pursuant to offerings, net	450,428	3,655,755
Common stock issued pursuant to services	3,041,157	3,295,029
Common stock issued pursuant to conversion of preferred stock	500,000	-
Common stock issued pursuant to dividends	3,869	-
Balance, end of period	$183,832,707	$168,975,808

Accumulated deficit
Balance, beginning of period	$(181,783,825)	$(145,803,014)
Preferred dividends	(219,148)	-
Net loss	(9,052,128)	(9,676,201)
Balance, end of period	$(191,055,101)	$(155,479,215)

Total stockholders’ equity (deficit)	$(722,394)	$13,496,593

SKYX Platforms Corp.

Consolidated Statements of Cash Flows

(Unaudited)

	For the three months ended March 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(9,052,128)	$(9,676,201)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,007,817	1,060,571
Amortization of debt discount	278,499	228,499
Non-cash equity-based compensation expense	3,041,157	3,295,029
Change in operating assets and liabilities:
Inventory	105,050	(351,990)
Accounts receivable	(396,008)	(547,032)
Prepaid expenses and other assets	(723,722)	91,640
Deferred charges	(58,447)	(21,289)
Deferred revenues	398,599	140,519
Operating lease liabilities	(564,922)	(505,920)
Royalty obligation	-	(200,000)
Accounts payable and accrued expenses	1,639,430	376,978

Net cash used in operating activities	(4,324,675)	(6,109,196)

Cash flows from investing activities:

Purchase of property and equipment	(413,365)	(53,647)
Net cash (used in) provided by investing activities	(413,365)	(53,647)

Cash flows from financing activities:
Proceeds from issuance of common stock- offerings	459,634	3,655,755
Placement costs	(9,206)	(73,112)
Dividends	(212,668)	-
Proceeds from anticipated issuance of preferred stock	425,000	-
Proceeds from issuance of preferred stocks	1,000,000	-
Proceeds from issuance of convertible notes	-	-
Principal repayments of notes payable	(121,908)	(60,390)
Net cash provided by financing activities	1,540,852	3,522,253

Change in cash, cash equivalents and restricted cash	(3,197,188)	(2,640,590)
Cash, cash equivalents, and restricted cash at beginning of period	15,500,495	22,430,253
Cash, cash equivalents and restricted cash at end of period	$12,303,307	$19,789,663
Cash paid during the period for:
Interest	$1,378,223	$3,281,597
Taxes	-	-
Supplementary disclosure of non-cash financing activities:

Preferred stock conversion to common stock	$500,000	$-

Non-GAAP Financial Measures

Management considers earnings (loss) before interest, taxes, depreciation and amortization, or EBITDA, as adjusted, an important indicator in evaluating our business on a consistent basis across various periods. Due to the significance of non-recurring items, EBITDA, as adjusted, enables our management to monitor and evaluate our business on a consistent basis. We use EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. We believe that EBITDA, as adjusted, eliminates items that are not part of our core operations, such as interest expense and amortization and impairment expense associated with intangible assets, or items that do not involve a cash outlay, such as share-based payments, and non-recurring items, such as transaction costs. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income (loss), net income (loss) and cash flows used in operating activities. This non-GAAP financial measure excludes significant expenses that are required by GAAP to be recorded in our financial statements and is subject to inherent limitations. Investors should review the reconciliation of this non-GAAP financial measure to the comparable GAAP financial measure included below. Investors should not rely on any single financial measure to evaluate our business.

	For the three months ended March 31,
	2025	2024
Net loss	$(9,052,128)	$(9,676,201)
Share-based payments	3,041,157	3,295,029
Interest expense	1,378,223	787,854
Impairment	-	-
Depreciation, amortization	1,007,817	1,060,571
Transaction costs	-	-
EBITDA, as adjusted	$(3,624,931)	$(4,532,747)